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PRICING SUPPLEMENT NO. 120 DATED                 Filed Pursuant to
AUGUST 27, 1998 TO PROSPECTUS DATED                 Rule 424(b)(5)
SEPTEMBER 17, 1997, AS SUPPLEMENTED BY          File No. 333-34087
PROSPECTUS SUPPLEMENTS DATED OCTOBER 1, 1997

                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series D
                Due 9 Months to 25 Years from date of issue

      Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated September 17, 1997, as supplemented by the Prospectus Supplements dated October 1, 1997.

Aggregate Principal Amount:             $1,554,000.00
Original Issue Date
  (Settlement Date):                    September 1, 1998
Stated Maturity Date:                   August 15, 2001
Issue Price to Public:                  100.00% of Principal Amount
Interest Rate:                          6.000% Per Annum
Interest Payment Dates:                 October 15 and monthly thereafter
                                        Commencing October 15, 1998
Survivor's Option:                      [ X ] Yes    [   ] No
Optional Redemption:                    [    ] Yes   [X ] No


                                        Principal Amount of Notes
      Agent                             Solicited by Each Agent

Prudential Securities Incorporated      $1,192,000.00
First of Michigan Corporation           $    5,000.00
J.W. Korth & Company                    $  357,000.00
      Total                             $1,554,000.00


                                        Per Note Sold by
                                        Agents To Public        Total

Issue Price:                            $    1,000.00       $1,554,000.00
Agent's Discount or Commission:         $        5.00       $    7,770.00
Maximum Dealer's Discount or
  Selling Concession:                   $        6.50       $   10,101.00
Proceeds to the Company:                $      988.50       $1,536,129.00

CUSIP Number:  12589QZF6